Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report dated November 5, 1999 on the consolidated financial statements of Destron Fearing Corporation for the years ended September 30, 1999 and 1998 included in this Registration Statement on Form S-1 and to all references to our Firm included in this Registration Statement.

/s/ Arthur Andersen LLP

Arthur Andersen LLP
Minneapolis, Minnesota
December 21, 2001